SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)         October 26, 2005
                                                    ---------------------------


                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         New York                  1-4858                     13-1432060
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(State or Other Jurisdiction    (Commission               (I.R.S. Employer
  of Incorporation)              File Number)             Identification No.)


521 West 57th Street, New York, New York                               10019
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(Address of Principal Executive Offices)                            (Zip Code)


Registrant's telephone number, including area code           (212) 765-5500
                                                        -----------------------

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

     Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or the "Company") dated October 26, 2005 reporting IFF's financial results for the third quarter and nine months ended September 30, 2005.

     The discussion of the Company's historical results and its commentary regarding expected future results include and, where indicated, exclude the impact of sales and operating results attributable to certain non-core business disposed of in 2004, the impact of certain restructuring and other charges recorded in 2004, the impact of the Company's intended repatriatization of certain extraordinary dividends from foreign subsidiaries under the American Jobs Creation Act of 2004, as well as the effects of exchange rate fluctuations. Such information is supplemental to information presented in accordance with generally accepted accounting principles (GAAP) and is not intended to represent a presentation in accordance with GAAP. In discussing its historical and expected future results and financial condition, the Company believes it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparative basis, the impact of sales and operating results attributable to the businesses disposed of, the relative impact of the restructuring and other charges, the impact of such repatriatization of extraordinary dividends, as well as ongoing exchange rate fluctuations on the Company's operating results and financial condition. The Company believes that this additional non-GAAP information provides investors with an overall perspective of the period-to-period performance of the Company's core business. In addition, management internally reviews each of these non-GAAP financial measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to its core continuing business.

Item 9.01.  Financial Statements and Exhibits

(c)   Exhibits

      99.1 Press Release of International Flavors & Fragrances Inc., dated October 26, 2005.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       INTERNATIONAL FLAVORS & FRAGRANCES INC.


Dated:  October 26, 2005          By:  /s/ Douglas J. Wetmore
                                  -------------------------------------------
                                  Name: Douglas J. Wetmore
                                  Title: Senior Vice President and
                                         Chief Financial Officer

                                                         FOR IMMEDIATE RELEASE
                                                         ---------------------


                       IFF REPORTS THIRD QUARTER RESULTS
                       ---------------------------------
                              UPDATES 2005 GUIDANCE
                              ---------------------

  New York, N.Y., October 26, 2005 ... International Flavors & Fragrances Inc. (NYSE: IFF) ("IFF" or "the Company") reported earnings per share for the third quarter 2005 of $.72 compared to $.44 in the prior year quarter. The 2005 third quarter results include a net tax benefit of $23.3 million ($.24 per share) relating to the Company's intention to repatriate, in 2005, approximately $250 million of dividends from foreign subsidiaries under the provisions of the American Jobs Creation Act of 2004 ("AJCA"). On an as-adjusted basis, excluding the tax impact noted above, 2005 third quarter earnings per share would have been $.48. The 2004 third quarter results include $20.0 million ($12.7 million after tax or $.14 per share) of restructuring and other charges related to the sale of certain European fruit business assets, the closure of the Company's Dijon, France manufacturing facility and other related reorganization activities. On an as-adjusted basis, excluding both the sales and operating results of the fruit business and the effects of the charges related to the disposition thereof, 2004 third quarter earnings per share would have been $.58.

  Third quarter 2005 sales totaled $493.1 million, declining 3% in comparison to the prior year in both local currency and reported dollars. Fragrance and flavor sales decreased 1% and 3%, respectively, in both local currency and dollars.

  Flavor sales in the 2005 quarter were impacted by the disposition, in the second half of 2004, of the Company's European fruit preparations business. On an as-adjusted basis, excluding $10.6 million in sales attributable to the fruit business from the 2004 third quarter, flavor sales for the current quarter would have increased 2% in dollars and 1% in local currency. Flavor sales, most notably in North America and Europe, were also unfavorably impacted by lower selling prices for naturals, mainly vanilla.

  Fragrance sales were led by fine fragrance which increased 1% in both local currency and dollars; the fine fragrance performance reflected the benefit of new product wins. Chemical sales decreased 5% in both local currency and dollars while sales of functional fragrances were flat in both local currency and dollars.

  "Our growth with IFF's largest global accounts gives me confidence that our long-term strategic initiatives will enable us to successfully manage through the current challenging pricing environment," said Richard A. Goldstein, Chairman and Chief Executive Officer of IFF. "Year-to-date, local currency sales to our 5 largest customers have grown by over 6%, following 7% growth for the full year 2004. Innovative technologies, combined with our collaborative approach to working with our customers will prove to be important differentiators. With our customer partnerships and continued technology leadership, we are well positioned to achieve our goals and drive value for IFF shareholders."

  Sales performance by region for the 2005 third quarter compared to the prior year quarter follows:

     - North America fragrance and flavor sales declined 2% and 10%, respectively; in total, regional sales declined 5%. Fine fragrance and aroma chemical sales increased 6% and 1%, respectively, while functional fragrances decreased 8%. New fragrance wins drove the fine fragrance performance.
     - European fragrance and flavor sales decreased 3% and 14%, respectively; in total, regional sales declined 7%. Local currency fragrance sales decreased 3%; aroma chemical sales decreased 10%, functional fragrance sales were flat, while fine fragrance sales increased 1%. Local currency flavor sales declined 13%, mainly as a result of the disposition of the fruit preparations business. On an as-adjusted basis, excluding sales attributable to this business from the 2004 results, 2005 flavor sales would have been flat in dollars and increased 1% in local currency. On the same as-adjusted basis, sales in Eastern Europe increased 21% in local currency, led by a 42% increase in Russia; however, this performance was offset by a local currency decline of 3% in Western Europe.
     - Asia Pacific sales increased 2% in local currency and 3% in dollars. Fragrance sales decreased 6% in both local currency and dollars; flavor sales increased 7% in local currency and 9% in dollars. Local currency fine and functional fragrance sales declined 15% and 6%, respectively, mainly due to weak demand in Singapore, Thailand and Australia. Flavor sales were led by Greater China, Vietnam and Indonesia with respective local currency sales increases of 28%, 72% and 17%. For the region, Greater China, Vietnam, the Philippines and Indonesia were strongest, with respective local currency sales increases of 8%, 31%, 18% and 9%.
     - Latin American sales increased 10% with fragrance and flavor sales increasing 3% and 34%, respectively. Flavor sales were strongest in Argentina, Brazil and Mexico which grew 48%, 39% and 53%, respectively. Functional fragrance and aroma chemical sales increased 6% and 2%, respectively, while fine fragrance sales decreased 6%; fragrance growth was generally consistent among all countries.
     - India reported sales growth of 18% in both local currency and dollars. Local currency fragrance sales increased 16% and 15% in dollars, while flavor sales increased 21% in both local currency and dollars. In both flavors and fragrances, the sales performance reflected the benefit of new product introductions.

   Net income for the 2005 third quarter increased 62% compared to the prior year quarter. The 2005 third quarter results include a tax benefit of $23.3 million ($.24 per share) relating to AJCA; the tax benefit results from the reversal of prior accruals relating to the repatriation of foreign earnings, net of the applicable reduced U.S. tax cost of eligible repatriated foreign earnings, as provided for in AJCA. The 2004 third quarter results include $20.0 million ($12.7 million after tax or $.14 per share) of restructuring and other charges related to the sale of certain European fruit business assets, the closure of the Company's Dijon, France manufacturing facility and other related reorganization activities. Excluding the impact of restructuring and other charges from the 2004 results and the tax benefit from AJCA from the 2005 results, net income would have decreased 18%.

   In the third quarter, gross profit as a percentage of sales was 41.9% compared to 42.9% in the prior year; the margin decline was mainly attributable to higher raw material costs which the Company has not yet been able to fully recover through increased selling prices. Research and Development ("R&D") expenses totaled 9.1% of sales compared to 8.5% in the prior year quarter, consistent with the Company's intended level of R&D spending. Selling, General and Administrative ("SG&A") expenses, as a percentage of sales, increased to 17.4% from 16.5% due to the cost of customer damages related to the raw material contamination issue the Company reported earlier this year and for which the Company will seek full indemnification from its supplier, the supplier's insurers and, to the extent required, its own insurers. Interest expense increased 9% from the prior year due to higher borrowing levels during the quarter and somewhat higher cost of borrowing. The effective tax rate for the 2005 third quarter was significantly impacted by the benefit attributable to AJCA; excluding this benefit, discussed above, the effective tax rate for the quarter would have been 31.7% compared to 29.9% in the prior year quarter. Variations in the effective tax rate are mainly attributable to fluctuations in earnings in the countries in which the Company operates.

  For the nine-month period ended September 30, 2005, sales totaled $1,531.7 million, declining 2% in comparison to the prior year period, as reported. Reported sales for 2005 benefited from the strengthening of various currencies, particularly the Euro, in relation to the U.S. dollar; had exchange rates remained constant, sales for the nine-month period ended September 30, 2005 would have decreased 3% compared to the prior year period. For the 2005 period, fragrance sales increased 2% while flavor sales declined 7%; on a local currency basis, fragrance sales grew 1% while flavor sales declined 9%.

  Flavor sales in the 2005 period were impacted by the disposition, in the second half of 2004, of the Company's European fruit preparations business. On an as-adjusted basis, excluding $56.8 million in sales attributable to the fruit business from the 2004 period, 2005 flavor sales would have increased 1% in dollars and declined 1% in local currency. Flavor sales, most notably in North America and Europe, were also unfavorably impacted by lower selling prices for naturals, mainly vanilla, as well as a $5.0 million impact in the second quarter related to a raw material contamination issue.

  Sales performance by region for the 2005 nine-month period compared to the prior year follows:

     - North America fragrance and flavor sales declined 2% and 9%, respectively; in total, regional sales declined 5%. Fine fragrance and aroma chemical sales both increased 2%, while functional fragrance sales declined 6%. Sales of both fragrances and flavors had a difficult comparative with the 2004 period when sales increased 11% and 13%, respectively.
     - Europe sales declined 9% in local currency and 6% in dollars. Fragrance sales increased 1% in local currency and 4% in dollars. Local currency fine fragrance sales increased 10%, driven primarily by new wins, while functional fragrances and aroma chemicals declined 5% and 3%, respectively. Local currency flavor sales declined 22% and 19% in dollars mainly as a result of the disposition of the fruit preparations business. On an as-adjusted basis, excluding sales attributable to this business from the 2004 results, 2005 flavor sales would have increased 3% in dollars and been flat in local currency. On the same as-adjusted basis, sales in Eastern Europe increased 13% in local currency, led by a 33% increase in Russia; however, this performance was offset by a local currency decline of 1% in Western Europe.
     - Asia Pacific sales were flat in local currency and increased 2% in dollars. Fragrance sales decreased 4% in local currency and 3% in dollars; flavor sales increased 3% in local currency and 5% in dollars. Flavor sales were strongest in Greater China, Indonesia and Vietnam, with respective local currency increases of 14%, 11% and 34%. Fragrance sales in Vietnam, Taiwan and South Korea increased 66%, 18% and 15%, respectively, but were offset by declining sales in Thailand and Singapore/Malaysia.

     - Latin American sales increased 10% in comparison to the prior year. Flavor sales increased 18%, benefiting from increases of 20%, 23% and 35% in Argentina, Brazil and Mexico, respectively. Fragrance sales increased 7% with Argentina, Mexico and Brazil reporting increases of 14%, 5% and 8%, respectively.
     - India sales increased 16% in local currency and 17% in reported dollars. This performance was led by an 18% local currency increase in flavor sales with fragrance sales increasing 14% in comparison to the prior year period. In both flavors and fragrances, the sales performance reflected the benefit of new wins.

  Net income for the nine-month period ended September 30, 2005 increased 15% compared to the prior year period; excluding the impact of restructuring and other charges from the 2004 results and the tax benefit from AJCA from the 2005 results, net income decreased 11%. The 2005 decline in net income is partially due to the disposition of the European fruit business; 2004 results included income of $4.0 million attributable to this business. Proceeds from the disposition were used to reduce debt but profits related to the Fruit business were not replaced by interest expense savings.

  Gross profit, as a percentage of sales, was 41.6% compared to 43.0% in the prior year period; the margin decline was mainly attributable to higher raw material costs which the Company has not yet been able to fully recover through increased selling prices. Gross margin was also negatively impacted by costs attributable to the raw material contamination issue the Company reported earlier this year; year-to-date, cost of sales include $3.0 million in related costs, comprised mainly of testing costs and the write-off of affected materials. R&D expenses totaled 8.7% of sales compared with 8.4% in the prior year period, consistent with the Company's intended level of R&D spending. SG&A expenses, as a percentage of sales, increased to 16.6% from 16.4%, mainly due to the cost of customer damages related to the raw material contamination issue. Interest expense decreased 2% from the prior year mainly due to lower average borrowings compared to the prior year. The effective tax rate for the nine-month periods ended September 30, 2005 and 2004 was 20.8% and 30.9%, respectively; excluding the impact of AJCA, the effective tax rate for the nine-month period ended September 30, 2005 would have been 31.2%. Variations in the effective tax rate are mainly attributable to fluctuations in earnings in the countries in which the Company operates.

  Outlook for 2005
  ----------------

  IFF currently expects 2005 local currency sales to decrease in the low single digits in comparison to 2004 sales as reported; based on current exchange rates, such local currency performance is expected to result in a low single digit decrease in reported dollars. For purposes of this comparison, 2004 sales include $58 million of sales attributable to the European fruit preparations business. Excluding fruit sales from the 2004 comparative, IFF expects 2005 local currency sales to be flat to up 1% in comparison to 2004; based on current exchange rates, this local currency growth is expected to result in a low single digit increase in reported dollars.

  Gross profit as a percentage of sales is expected to remain at approximately the same levels as reported for the first nine months, mainly due to increased supply chain costs including the impact of the raw material costs, as well as the timing in implementing negotiated price increases. R&D expenses are expected to approximate 9% of sales, consistent with the Company's intended level of R&D spending. R&D spending is increasing as a percentage of sales in comparison to 2004, mainly as a result of the elimination of the fruit preparations business; relative to other parts of the business, fruit preparations required less R&D as a percentage of sales. In 2005, SG&A expenses, as a percentage of sales, are expected to increase somewhat from 2004 levels, mainly from inclusion of an expected $12.0 million - $13.0 million in equity compensation expense in 2005, compared to $5.0 million of such expense in 2004. In May 2004, the Company began using Restricted Stock Units ("RSU's"), rather than stock options, as an element of the Company's incentive compensation plans for all eligible U.S. - based employees and a majority of eligible overseas employees. The actual expense will depend upon the value of the Company's stock and the number of RSU's granted. The cost of customer damages related to the raw material contamination issue will also impact SG&A expense. The Company expects the effective tax rate in 2005 to be 23.0%; excluding the benefit attributable to AJCA, the effective tax rate is expected to be 31.2%.

  Based on the foregoing, IFF currently expects earnings per share for 2005 to be in the range of $2.26 to $2.34, including the per share effect of the tax benefit related to AJCA of $.24. These results compare to earnings per share of $2.05 reported in 2004; excluding restructuring and other charges representing $.22 per share, 2004 results per share were $2.27.

  About IFF
  ---------
   IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products--from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

   IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

   Cautionary Statement Under the Private Securities Litigation Reform
   Act of 1995
   Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as "expect", "believe", "may", "outlook", "guidance" and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the outcome of uncertainties related to litigation; uncertainties related to any potential claims and rights of indemnification or other recovery for customer and consumer reaction to the contamination issue; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.


  Conference call
  There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the third quarter 2005, and its current expectations for 2005. The dial in number for U.S.-based participants is 1-800-316-8317; for international participants, the number is 1-719-457-2697. The pass code for the call is 7224582.

  A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Wednesday October 26, 2005 and ending at Midnight on Wednesday, November 9. The dial in number for the replay for U.S.-based listeners is 1-888-203-1112; for international listeners, the number is 1-719-457-0820. The replay pass code will be 7224582.

  The call can also be monitored via the World Wide Web at www.iff.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company's website for twelve months.

  Contact
  Douglas J. Wetmore
  Senior Vice President and Chief
  Financial Officer
  Phone: 212-708-7145

                              ********************

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                                        Quarter Ended September 30,
                                                  ----------------- ------------------- ------------------ -----------------
                                                    As Reported        Adjustments         As-Adjusted
                                                       2004                  (A)              2004               2005
                                                  ----------------- ------------------- ------------------ -----------------
   Net sales                                          $506,229           $10,600          $495,629            $493,118
   Cost of goods sold                                  289,052             9,325           279,727             286,712
                                                  ----------------- ------------------- ------------------ -----------------
   Gross margin on sales                               217,177             1,275           215,902             206,406
   Research & development                               43,124               421            42,703              44,651
   Selling and administrative                           83,694             1,099            82,595              86,022
   Amortization                                          3,709                 -             3,709               3,768
                                                  ----------------- ------------------- ------------------ -----------------
                                                        86,650              (245)           86,895              71,965
   Restructuring and other charges                     (19,950)                -           (19,950)                  -
   Interest Expense                                     (6,041)                -            (6,041)             (6,566)
   Other income (expense), net                            (324)                -              (324)                854
                                                  ----------------- ------------------- ------------------ -----------------
   Pretax income                                        60,335              (245)           60,580              66,253
   Income taxes(benefit)                                18,030               (74)           18,104              (2,319)
                                                  ----------------- ------------------- ------------------ -----------------
   Net income                                          $42,305            $ (171)          $42,476             $68,572
                                                  ================= =================== ================== =================

   Including restructuring and other charges:
   Net income                                          $42,305                             $42,476             $68,572
   Earnings per share - basic                            $0.45                               $0.45               $0.73
   Earnings per share - diluted                          $0.44                               $0.44               $0.72
                                                  ----------------- ------------------- ------------------ -----------------

   Excluding restructuring and other charges:
   Net income                                          $54,995                             $55,166             $68,572
   Results per share - basic                             $0.58                               $0.59               $0.73
   Results per share - diluted                           $0.58                               $0.58               $0.72
                                                  ----------------- ------------------- ------------------ -----------------

(A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8-K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                                          Nine Months Ended September 30,
                                                ------------------ ------------------- ------------------- -----------------
                                                  As Reported         Adjustments         As-Adjusted
                                                       2004               (A)                 2004               2005
                                                ------------------ ------------------- ------------------- -----------------
Net sales                                           $1,565,421              $56,838         $1,508,583          $1,531,748
Cost of goods sold                                     891,554               44,832            846,722             894,174
                                                ------------------ ------------------- ------------------- -----------------
Gross margin on sales                                  673,867               12,006            661,861             637,574
Research & development                                 132,114                1,660            130,454             133,784
Selling and administrative                             256,604                4,530            252,074             253,632
Amortization                                            11,117                    -             11,117              11,303
                                                ------------------ ------------------- ------------------- -----------------
                                                       274,032                5,816            268,216             238,855
Restructuring and other charges                        (27,666)                   -            (27,666)                  -
Interest expense                                       (18,612)                   -            (18,612)            (18,204)
Other income (expense), net                             (3,054)                   -             (3,054)              3,968
                                                ------------------ ------------------- ------------------- -----------------
Pretax income                                          224,700                5,816            218,884             224,619
Income taxes                                            69,535                1,826             67,709              46,791
                                                ------------------- ------------------- ------------------- -----------------
Net income                                            $155,165               $3,990           $151,175            $177,828
                                                =================== =================== =================== =================
Including restructuring and other charges:
Net income                                            $155,165                                $151,175            $177,828
Earnings per share - basic                               $1.65                                   $1.61               $1.89
Earnings per share - diluted                             $1.63                                   $1.59               $1.87
                                                ------------------- ------------------- ------------------- -----------------
Excluding restructuring and other charges:
Net income                                            $172,870                                $168,880            $177,828
Results per share - basic                                $1.84                                   $1.79               $1.89
Results per share - diluted                              $1.81                                   $1.77               $1.87
                                                ------------------- ------------------- ------------------- -----------------


(A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8-K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                      Consolidated Condensed Balance Sheet
                             (Amounts in thousands)

                                                                              ------------------  ------------------
                                                                                                       (Unaudited)
                                                                                December 31, 2004     September 30,
                                                                                                            2005
                                                                              ------------------  ------------------
      Cash & short-term investments                                                   $ 32,995           $ 28,647
      Receivables                                                                      358,361            384,285
      Inventories                                                                      457,204            437,294
      Other current assets                                                             112,810            115,116
                                                                              ------------------  ------------------
          Total current assets                                                         961,370            965,342

      Property, plant and equipment, net (1,2)                                         501,334            494,180
      Goodwill and other intangibles, net                                              789,676            778,373
      Other assets                                                                     110,914            177,258
                                                                              ------------------  ------------------
                   Total assets                                                     $2,363,294         $2,415,153
                                                                              ===================  =================

      Commercial paper, bank borrowings, overdrafts and current
          portion of long-term debt (3)                                               $ 15,957          $ 552,609
      Other current liabilities                                                        383,565            374,980
                                                                              ------------------  ------------------
         Total current liabilities                                                     399,522            927,589

      Long-term debt (3)                                                               668,969            136,374
      Non-current liabilities                                                          384,316            422,639

      Shareholders' equity                                                             910,487            928,551
                                                                              ------------------  ------------------
                   Total liabilities and shareholders' equity                       $2,363,294         $2,415,153
                                                                              ==================  ==================

     Notes:
     1.  Capital spending -        Quarter:          $23 million
                                   Year-to-date:     $61 million

     2.  Depreciation -            Quarter:          $20 million
                                   Year-to-date:     $58 million

     3. At December 31, 2004 and September 30, 2005 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $23.8 million and $2.4 million, respectively; at September 30, 2005 commercial paper, bank borrowings, overdrafts and current portion of long-term debt includes unamortized gains of $9.8 million on various interest rate swaps the Company has entered into. Such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.


                              ********************


          Average Shares Outstanding (in thousands):             2004               2005
       ---------------------------------------------------- ------------------ ----------------
       Third quarter:
                 Basic                                           94,172             93,380
                 Diluted                                         95,498             94,622
       ---------------------------------------------------- ------------------ ----------------
       Year-to-date:
                 Basic                                           94,114             93,860
                 Diluted                                         95,318             95,301
       ---------------------------------------------------- ------------------ ----------------

                                             Quarter ended September 30, 2005 As Reported

       ----------------------------------------------------------------------------------------------------------------------------

                   % Change in Sales by Area of Destination                 Fragrances           Flavors            Total
       ----------------------------------------------------------------------------------------------------------------------------
                                North America                                 (2)                  (10)              (5)

                              Europe - Reported                               (3)                  (14)              (7)
                             -------------------
                           Europe - Local Currency                            (3)                  (13)              (6)

                                Latin America                                  3                    34               10

                           Asia Pacific - Reported                            (6)                    9                3
                          ------------------------
                        Asia Pacific - Local Currency                         (6)                    7                2

                               India - Reported                               15                    21               18
                              -----------------
                            India - Local Currency                            16                    21               18

                               Total - Reported                               (1)                   (3)              (3)
                               ----------------
                            Total - Local Currency                            (1)                   (3)              (3)
       ----------------------------------------------------------------------------------------------------------------------------

          Quarter ended September 30, 2005 Compared to 2004 As-Adjusted
          -------------------------------------------------------------
      Excluding Sales Attributable to European Fruit Preparations Business
      --------------------------------------------------------------------

       ----------------------------------------------------------------------------------------------------------------------------

                   % Change in Sales by Area of Destination                 Fragrances           Flavors            Total
       ----------------------------------------------------------------------------------------------------------------------------
                                North America                                 (2)                  (10)              (5)

                              Europe - Reported                               (3)                    -               (3)
                              -----------------
                           Europe - Local Currency                            (3)                    1               (2)

                                Latin America                                  3                    34               10

                           Asia Pacific - Reported                            (6)                    9                3
                          ------------------------
                        Asia Pacific - Local Currency                         (6)                    7                2

                               India - Reported                               15                    21               18
                               ----------------
                            India - Local Currency                            16                    21               18

                               Total - Reported                               (1)                    2               (1)
                               ----------------
                            Total - Local Currency                            (1)                    1               (1)
       ----------------------------------------------------------------------------------------------------------------------------

       ----------------------------------------------------------------------------------------------------------------------------
                                           Nine-months ended September 30, 2005 As Reported

       ----------------------------------------------------------------------------------------------------------------------------

                   % Change in Sales by Area of Destination                 Fragrances           Flavors           Total
       ----------------------------------------------------------------------------------------------------------------------------
                                North America                                 (2)                   (9)              (5)

                              Europe - Reported                                4                   (19)              (6)
                              -----------------
                           Europe - Local Currency                             1                   (22)              (9)

                                Latin America                                  7                    18               10

                           Asia Pacific - Reported                            (3)                    5                2
                           -----------------------
                        Asia Pacific - Local Currency                         (4)                    3                -

                               India - Reported                               15                    18               17
                               ----------------
                            India - Local Currency                            14                    18               16

                               Total - Reported                                2                    (7)              (2)
                              ------------------
                            Total - Local Currency                             1                    (9)              (3)
       ----------------------------------------------------------------------------------------------------------------------------

                                   Nine-months ended September 30, 2005 Compared to 2004 As-Adjusted
                                 Excluding Sales Attributable to European Fruit Preparations Business
       ----------------------------------------------------------------------------------------------------------------------------
                   % Change in Sales by Area of Destination                 Fragrances           Flavors              Total
       ----------------------------------------------------------------------------------------------------------------------------
                                North America                                 (2)                   (9)              (5)

                              Europe - Reported                                4                     3                4
                              -----------------
                           Europe - Local Currency                             1                     -                1

                                Latin America                                  7                    18               10

                           Asia Pacific - Reported                            (3)                    5                2
                           -----------------------
                        Asia Pacific - Local Currency                         (4)                    3                -

                               India - Reported                               15                    18               17
                               ----------------
                            India - Local Currency                            14                    18               16

                               Total - Reported                                2                     1                2
                               ----------------
                            Total - Local Currency                             1                    (1)               -
       ----------------------------------------------------------------------------------------------------------------------------